UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
 _____________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
September 6, 2013
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HUNTINGTON INGALLS INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)
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DELAWARE	1-34910	90-0607005
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

4101 Washington Avenue, Newport News, Virginia		23607
(Address of principal executive offices)		(Zip Code)
(757) 380-2000
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Huntington Ingalls Industries, Inc. (the “Company”) has previously disclosed that it has been pursuing legal action against an insurer, FM Global, with respect to insurance claims related to losses and damages suffered by the Company as a result of Hurricane Katrina. On September 6, 2013, the Company and FM Global entered into a settlement agreement, pursuant to which the Company has agreed to release its claims in exchange for a cash payment of $180 million from FM Global. The terms of the settlement agreement are confidential, and the Company does not anticipate making any further public comments regarding the settlement agreement.

The Company is currently assessing the impact of the receipt of the settlement amount on the Company's consolidated financial position, results of operations and cash flows.

The Company has also previously disclosed that the Company, through a predecessor-in-interest, filed suit against Aon, which acted as the Company's broker in connection with the policy with FM Global, seeking damages for breach of contract, professional negligence and negligent misrepresentation, as well as declaratory relief. The Company waived no rights against Aon in the settlement with FM Global and intends to continue pursuing its claims against Aon.

This Current Report on Form 8-K contains forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company's belief that FM Global will make the settlement payment due under the settlement agreement. The Company undertakes no obligation to update any forward-looking statements, and you should not place undue reliance on any forward-looking statements that it may make.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTINGTON INGALLS INDUSTRIES, INC.

Date: September 9, 2013	By:	/s/ Bruce N. Hawthorne
Bruce N. Hawthorne
Corporate Vice President, General Counsel and Secretary